Exhibit 99

                  Press Release, dated as of March 7, 2001



                               PRESS RELEASE

FOR IMMEDIATE RELEASE

                                        Contact:       Donald Fleming
March 7, 2001                           Contact #:     (718) 556-6517


Staten Island, N.Y., Staten Island Bancorp, Inc. (the "Company") (NYSE:SIB) announced today three (3) strategic actions taken by its mortgage banking subsidiary SIB Mortgage Corp. d/b/a Ivy Mortgage.

First, it announced the completion of the acquisition of selected assets of First Financial Inc. of Wellesley, Massachusetts. This acquisition adds five offices in the very desirable Massachusetts market to the Mortgage Company's network. This acquisition was preceded by an earlier acquisition of selected assets of the western region of FTM Mortgage Corp. This transaction adds offices in Phoenix and both Northern and Southern California. Finally the Company announced the merger of its construction loan subsidiary, American Construction Lending Services, Inc., ("ACLS") into SIB Mortgage Corp.

Harry P. Doherty, Chairman and Chief Executive Officer of the Company states, "Our mortgage subsidiary has made great strides in gaining efficiencies and contributing earnings. This has been accomplished by increasing its volumes and capitalizing on the economies of scale that the increased business brings. The acquisition of First Financial was attractive to us because we already have a strong mortgage presence in New England. The acquisition of the Western Region of FTM instantly gives us a major presence in this highly desirable part of the country. The merging of the two subsidiaries (SIB Mortgage Corp. and ACLS, Inc.) will allow the company to create additional efficiencies and distribution channels by combining the two company's sales force and eliminating duplicative functions within the two organizations."

Bob Watterson, President and CEO of First Financial stated "I am very excited to strategically align my company with a strong financial institution. Our partnership will only enhance the already strong lending presence we have in this region and will give our originators many more products to sell." Watterson will remain with SIB Mortgage Corp. and will focus on providing technology and sales enhancements to the company's national network of mortgage originators.

The acquisition of the two mortgage companies should add as much as $75 million per month to the closed loan volume of SIB Mortgage Corp. The companies are also situated in markets that should provide adjustable rate mortgage loans for the bank's portfolio. The Company expects SIB Mortgage to more then double originations in the year 2001, as compared to the $760 million closed in 2000.



Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. The Bank was chartered in 1864 and now operates seventeen full service branches and three limited service branches on Staten Island and two full service branches in Brooklyn, five full service branches in Ocean County, two full service branches in Monmouth County, three full service branches in Union County, and one full service branch in Middlesex County, New Jersey. The Company also owns SIB Mortgage Corp. a wholly owned subsidiary of SI Bank & Trust. SIB Mortgage Corp. conducts business under the name "Ivy Mortgage" and has offices in 27 states. On December 31, 2000 the Company has $5.2 billion of total assets and $585.5 million of total stockholder's equity.